Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of FirstFlight, Inc. on Form S-1/A, Post-Effective Amendment No. 4 to Form SB-2 (File No. 333-138994) of our report dated March 28, 2008, with respect to our audits of the consolidated financial statements of FirstFlight, Inc. as of December 31, 2007 and 2006 and for the years ended December 31, 2007 and 2006, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Interest of Named Experts and Counsel” in such Prospectus.

/s/ Marcum & Kliegman LLP
New York, New York
October 17, 2008